Exhibit 99.1

MRS. FIELDS' HOLDING COMPANY, INC.
2855 East Cottonwood Parkway
Suite 400
Salt Lake City, Utah 84121

March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        Mrs. Fields' Holding Company, Inc., a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audits of the consolidated balance sheets of the Company and its subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 29, 2001, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, and appropriate availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to this engagement.

  Very truly yours,
  /s/ Sandra Buffa
  Sr. Vice President and
  Chief Financial Officer